Exhibit 99.1

NewHydrogen CEO Steve Hill Discusses Opportunities and Challenges of the Hydrogen Economy with Eugene Holubnyak

Industry expert sheds light on the potential for hydrogen to support regional decarbonization goals and create new jobs

SANTA CLARITA, Calif. (September 26, 2023) — NewHydrogen, Inc. (OTCMKTS:NEWH), the developer of a breakthrough technology that uses clean energy and water to produce the world’s cheapest green hydrogen, today announced that in a recent podcast, the company’s CEO, Steve Hill, spoke with Eugene Holubnyak, Director of Hydrogen Energy Research Center at the University of Wyoming School of Energy Resources about opportunities and challenges of the hydrogen economy.

During the podcast, Mr. Hill and Mr. Holubnyak had an opportunity to delve into the multifaceted world of hydrogen economies. They explored the driving forces behind hydrogen adoption, concerns about energy security, and the real-world challenges faced by regions like Wyoming and the Western United States.

Holubnyak offered a comprehensive perspective on the various energy portfolios employed for hydrogen generation. These portfolios encompass coal, natural gas, wind, and hydro energy, each shaping the ongoing progress in Wyoming’s hydrogen landscape. He underscored the collaborative efforts of industry and academia in Wyoming and neighboring states, jointly crafting a strategic approach to hydrogen development, which continues to expand year after year.

“Hydrogen can play a key role in helping Wyoming and the Western United States achieve their decarbonization goals,” said Holubnyak. “By using hydrogen to power transportation and industry, we can reduce our reliance on fossil fuels and greenhouse gas emissions. In addition to the environmental benefits, the development of a hydrogen economy in Wyoming and the Western United States could also create thousands of new jobs in a variety of fields, including engineering, construction, manufacturing, and operations.”

Holubnyak continued, “The hydrogen economy is still in its early stages of development, but it has the potential to revolutionize the way we produce and consume energy. Wyoming and the Western United States are well-positioned to play a leading role in this emerging industry. As the world transitions to a clean energy future, hydrogen is expected to play a major role. Wyoming and the Western United States have the potential to be leaders in the development of the hydrogen economy, thanks to their abundant natural resources, skilled workforce, and commitment to innovation.”

Eugene Holubnyak is the Director of the Hydrogen Energy Research Center at the University of Wyoming School of Energy Resources, where he leads a team of researchers and manages state and federal grants on hydrogen energy projects. He has over 15 years of experience in sustainable energy development, carbon capture, utilization, storage (CCUS), and waste management. He has been a Principal Investigator on over $50M of sponsored research and development projects on CCUS, hydrogen, and critical minerals and has published numerous peer-reviewed papers and reports. He has also served on several professional committees and task forces, representing Kansas and the region on CO2 transport infrastructure and policy issues. He is passionate about advancing the climate tech and carbon capture & storage industry and exploring the potential of advanced life support systems for space settlements. Mr. Holubnyak is listed as a Google Scholar at https://scholar.google.com/citations?user=lXWa29UAAAAJ&hl=en

This podcast can be viewed at https://newhydrogen.com/single-video.php?id=luvHuNAWr7U

For more information about NewHydrogen, please visit https://newhydrogen.com/

About NewHydrogen, Inc.

NewHydrogen is developing a breakthrough technology that uses clean energy and water to produce the world’s lowest cost green hydrogen. Hydrogen is the cleanest and most abundant element in the universe, and we can’t live without it. Hydrogen is the key ingredient in making fertilizers needed to grow food for the world. It is also used for transportation, refining oil and making steel, glass, pharmaceuticals and more. Nearly all the hydrogen today is made from hydrocarbons like coal, oil, and natural gas, which are dirty and limited resources. Water, on the other hand, is an infinite and renewable worldwide resource. However, extracting hydrogen from water is an expensive process. Working with research teams at UCLA and UC Santa Barbara, NewHydrogen is helping to advance the green hydrogen revolution. We are developing NewHydrogen ThermoLoop™, a breakthrough water splitting technology that uses clean energy and water to produce unlimited quantities of the world’s cheapest green hydrogen. Our goal is to help usher in the green hydrogen economy that Goldman Sachs estimated to have a future market value of $12 trillion.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, the impact on the national and local economies resulting from terrorist actions, the impact of public health epidemics on the global economy and other factors detailed in reports filed by the Company with the United States Securities and Exchange Commission. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact:

NewHydrogen, Inc.

ir@newhydrogen.com